Exhibit 99.1

March 31, 2025 07:00AM Eastern Daylight Time

Air Industries Group Reports Preliminary 2024 Results – Record Backlog and Automatic Extension to File Form 10-K

BAY SHORE, N.Y.-- (BUSINESS WIRE) — Air Industries Group (“Air Industries”) (NYSE American: AIRI), a leading manufacturer of precision components and assemblies for large aerospace and defense prime contractors, today announced preliminary unaudited financial results for the calendar year ended December 31, 2024. The Company also reported record levels of new business and backlog and noted it will utilize the automatic 15-day extension to file its Annual Report on Form 10-K for the year ended December 31, 2024.

Preliminary Fiscal 2024 Financial Results (unaudited)

For the year ended December 31, 2024, Air Industries achieved growth in net sales, gross profit, and operating income, while significantly reducing its net loss.

●	Net Sales in 2024 rose to $55.1 million, a 7% increase from $ 51.5 million in 2023.

●	Gross Profit in 2024 improved to $8.9 million from $7.4 million in 2023. Gross profit as a percentage of sales rose to 16.2%, an increase of 180 basis points from 14.4% in 2023.

●	Operating income was $459,000 – up from an operating loss of $295,000 in 2023.

●	Net loss for 2024 was reduced by $765,000 to $1.4 million, an improvement of 35.9% from the prior year.

Q4 2024 Snapshot

For the fourth quarter, sales and gross profit increased, while operating and net results were impacted by certain timing and cost factors. Net Sales in 2024 reached $14.9 million, up 11.9% from $13.4 million in 2023

●	Gross Profit rose to $2.4 million, up 13.2% from $2.2 million in 2023. Gross profit as a percentage of sales for 2024 was 16.3% just slightly higher than Q4 of 2023.

●	Operating loss was $111,000, compared to operating income of $587,000 in 2023.

●	Net loss totaled $554,000 in 2024, compared to net income of $181,000 in the prior year.

●	The increase in operating and net losses was due primarily to higher non-cash stock compensation expense increasing operating expense for the quarter.

Summary Financial Charts and EBITDA Commentary

	2024		Variance
For the Year Ended December 31: ($ 000’s)	(unaudited)	2023	in $	As a %
Net Sales	$55,108	$51,516	$3,592	7.0%
Cost of Sales	46,176	44,088	2,088	4.7%
Gross Profit	8,932	7,428	1,504	20.2%
GP as a % of Sales	16.2%	14.4%	n/m
Operating Expenses	8,473	7,723	750	9.7%
Operating Income (Loss)	459	(295)	754	n/m
Other Income (Expense)			-
Interest Expense	(1,893)	(1,920)	27	-1.4%
Other Income (Expense)	68	84	(16)	-19.0%
Net (Loss)	$(1,366)	$(2,131)	$765	-35.9%

Adjusted EBITDA for fiscal 2024 was $3.6 million an increase of nearly $1.0 million or 35.3% from $2.7 million in 2023. The reconciliation of EBITDA to GAAP net income is shown below.

For the Year Ended December 31: ($ 000’s)	2024 (unaudited)	2023

Net (Loss)	$(1,366)	$(2,131)
Interest Expense	1,893	1,920
Taxes	-	6
Stock Compensation	797	482
Depreciation	2,249	2,352
Amortization	68	68
Adjusted EBITDA	$3,641	$2,697

Record Bookings and Backlog Fuel Growth:

Air Industries achieved significant growth in both bookings and backlog in 2024:

●	New bookings increased by 15% compared to 2023. The “book-to-bill” ratio was 1.30x, exceeding the accepted aerospace industry benchmark of 1.20x.

●	Total Backlog (Funded & Unfunded) now exceeds a quarter of a billion dollars – a new record for the company.

CEO Commentary

Lou Melluzzo, Chief Executive Officer of Air Industries Group commented:

●	“Air Industries made meaningful progress across all key areas in 2024. We achieved record bookings, grew revenue, expanded gross margins, and returned to positive operating income. This performance reflects our continued focus on operational improvement and customer satisfaction.”

●	“While full-year sales rose a solid 7%, our gross profit increased more than 20% - nearly three-times faster – demonstrating the operating leverage inherent in our business model. Perhaps most significantly, we converted an operating loss in 2023 into positive operating income in 2024 and reduced our net loss by nearly 36%.”

●	“Improved delivery performance drove increased customer satisfaction, culminating in Air Industries receiving the prestigious Northrop Grumman Supplier Excellence award in February 2025 – an honor granted to less than .5% of their 11,000 suppliers.”

●	“2024 was also defined by significant long-term contract wins and unprecedented order activity. Our funded backlog, supported by firm customer orders, reached an all-time high, and total backlog now exceeds $250 million. Materials and manufacturing lead times remain long in aerospace, but the increase in backlog positions us for continued progress in 2025. While quarterly results may vary, we believe year-end 2025 results will exceed those of 2024, continuing the positive trend we have established.”

ABOUT AIR INDUSTRIES GROUP

Air Industries Group is a leading manufacturer of precision components and assemblies for large aerospace and defense prime contractors. Its products include landing gears, flight controls, engine mounts and components for aircraft jet engines, ground turbines and other complex machines. Whether it is a small individual component or complete assembly, its high quality and extremely reliable products are used in mission critical operations that are essential for the safety of military personnel and civilians.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

NON-GAAP FINANCIAL MEASURES

The Company uses Adjusted EBITDA, a Non-GAAP financial measure as defined by the SEC, as a supplemental profitability measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies and may be different than the EBITDA calculation used by our lenders for purposes of determining compliance with our financial covenants. This Non-GAAP measure may have limitations when understanding performance as it excludes the financial impact of transactions such as interest expense necessary to conduct the Company’s business and therefore are not intended to be an alternative to financial measure prepared in accordance with GAAP. The Company has not quantitatively reconciled its forward looking Adjusted EBITDA target to the most directly comparable GAAP measure because items such as amortization of stock-based compensation and interest expense, which are specific items that impact these measures, have not yet occurred, are out of the Company’s control, or cannot be predicted. For example, quantification of stock-based compensation is not possible as it requires inputs such as future grants and stock prices which are not currently ascertainable.

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Contacts

Air Industries Group

Chief Financial Officer

631-328-7039

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